Smart Ventures signs Share Exchange Agreement to Acquires Metal Assets S.A.

Calgary, ALB, Canada – June 15 2011 - Smart Ventures Inc., (SMVR) has signed a share exchange agreement to acquire  100 % of the issued and outstanding shares of common stock of Metal Assets S.A., a Panama corporation.  The purchase price is $9.8 million and also provides for  the issuance of 22 million shares of our common stock.  Closing will be subject to financing, delivery of audited financial statements and Metal Assets acquiring all patent rights.

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Metal Assets S.A. is a Panama corporation which currently owns the rights to the patents on Invention Steel Melting Shop, Useful Model Steel Melting Shop, Invention Metallurgical Complex and the Smart Steel Process (SSP) technology. Metal Assets S.A. also owns equity interests in two steel rolling plants located in  Surovikino, Russian Federation.  When fully operational the plants will have a  production capacity of 150,000 metric tons per year.

The unique and patented technology allows for production of construction steel bars from scrap metal bypassing the processing of the intermediate raw material such as slabs or billets. This process  saves production time and enables the plant to operate more efficiently.  Scrap metal and strong demand is located close to each plant.

Lance Larsen, Smart Ventures’ chief executive officer,  commented “Smart Ventures  looks forward to entering the field of smart field steel technology.  This state-of-the-art technology is a marriage between an innovative technological solution and unique marketing concepts”.

More information on the unique steel technology  may be obtained at www.ssp-steel.com.

This news release may contain forward looking statements within the meaning of the Securities Litigation Reform Act. The statements reflect the Company's current views with respect to future events that involve risks and uncertainties. Among others, these risks include the failure to meet schedule or performance requirements of the Company's contracts, the Company's liquidity position, the Company's ability to obtain new contracts, the emergence of competitors with greater financial resources, and the impact of competitive pricing. In the light of these uncertainties the forward-looking events referred to in this release might not occur.

SOURCE: Smart Ventures Inc.

CONTACT:

Smart Ventures Inc.

Lance Larsen, President

Phone: 403-922-4583

Email: info@smartventuresinc.com